Exhibit 99.1

PRESS RELEASE

For more information contact:	FOR IMMEDIATE RELEASE
Gerald Shencavitz
Chief Financial Officer
(207) 288-3314

BAR HARBOR BANKSHARES REPORTS FIRST QUARTER 2005 EARNINGS

BAR HARBOR, Maine (April 29, 2005) – Bar Harbor Bankshares (AMEX:BHB) the parent company of Bar Harbor Bank & Trust (the “Bank”), today announced net income of $1.2 million for the quarter ended March 31, 2005, or fully diluted earnings per share of $0.38, compared with $1.4 million or fully diluted earnings per share of $0.45 for the first quarter of 2004.

In making the announcement, President and Chief Executive Officer, Joseph M. Murphy commented, “The decline in first quarter 2005 earnings compared with the same quarter in 2004 was principally attributed to declines in income on interest rate swap agreements and net gains on the sale of investment securities, combined with the recording of an employee severance payment made in connection with the Company’s previously announced resignation of Dean S. Read as President of the Bank. Mr. Murphy added that, “while 2005 is off to a slower start than last year, we are encouraged to see our net interest margin stabilize, with the Bank posting double-digit growth in net interest income compared with the first quarter of 2004. Commercial and consumer loan growth continued at a healthy pace during the quarter, with the loan portfolio continuing to reflect strong credit quality.”

Financial Condition

Total loans ended the quarter at $458 million, representing an increase of $9 million or 2% compared with December 31, 2004, and an increase of $52 million or 13% compared with the same date last year. While consumer real estate loan originations slowed during the quarter, commercial loan activity continued to drive the overall growth in the Bank’s loan portfolio.

The Bank’s non-performing loans remained at low levels during the quarter, representing $527 thousand or 0.12% of total loans at March 31, 2005. The Bank’s loan loss experience showed an improvement during the first quarter of 2005, with net charge-offs amounting to only $30, compared with $209 during the same period in 2004. During the first quarter of 2005, the Bank did not record a provision for loan losses, compared with $90 thousand recorded during the first quarter of 2004, reflecting a sustained trend of strong credit quality and the resolution of extensive legal matters relating to borrowers in the Maine wild blueberry industry.

Investment securities totaled $163 million at March 31, 2005, representing a decrease of $13 million or 7% compared with December 31, 2004, and a decrease of $1 million or 1% compared with the same date in 2004. During the first quarter of 2005, cash flows from the securities portfolio, principally representing pay downs on mortgage-backed securities, were not re-invested. Cash flows from the securities portfolio were redeployed to offset the seasonal deposit outflows associated with the Bank’s market area and, to a lesser extent, fund loan growth.

Total deposits ended the first quarter at $384 million, representing a decline of $14 million or 4% compared with December 31, 2004 and reflecting the historical seasonality of the Bank’s deposit base. Comparing March 31, 2005 with the same date in 2004, total deposits have increased $20 million or 6%, largely attributed to certificates of deposit obtained from the national market.

Total borrowings amounted to $219 million at March 31, 2005, representing an increase of $12 million or 6% compared with December 31, 2004, and an increase of $29 million or 15% compared with the same date in 2004. The increase in borrowings was principally utilized to fund exceptionally strong loan growth.

The Company continued to exceed regulatory requirements for well-capitalized institutions, ending the current quarter with a Tier I Capital Ratio of 7.80%.

Results of Operations

For the quarter ended March 31, 2005, net interest income amounted to $5.3 million compared with $4.8 million during the same quarter in 2004, representing an increase of $496 thousand or 10%. The increase in net interest income was principally attributed to average earning asset growth of $62 million and, to a lesser extent, a three basis point improvement in the tax-equivalent net interest margin when comparing the three-months ended March 31, 2005 and 2004.

Total non-interest income amounted to $1.1 million for the three-months ended March 31, 2005, representing a decline of $738 thousand or 40%, compared with the same period in 2004. During the first quarter of 2004 the Bank recorded non-interest income of $328 thousand related to a mark-to-market adjustment for unrealized appreciation on interest rate swap agreements. In the third quarter of 2004 these interest rate swap agreements were designated as cash flow hedges and, prospectively from the time of this designation, changes in their fair value are recorded in other comprehensive income. Also contributing to first quarter 2005 non-interest income results were net gains on the sale of securities, which declined $172 thousand compared with the same quarter in 2004.

Total non-interest expenses amounted to $4.8 million for the three-months ended March 31, 2005, representing an increase of $186 thousand, or 4%, compared with the same period in 2004. Included in first quarter 2005 non-interest expenses were employee severance costs of $238 thousand.

Bar Harbor Bankshares is the parent company of its wholly owned subsidiary, Bar Harbor Bank & Trust. Bar Harbor Bank & Trust, founded in 1887, provides full service community banking with eleven branch office locations serving Down East and Mid Coast Maine.

**************

This earnings release may contain certain forward-looking statements with respect to the financial condition, results of operations and business of the Company for which the Company claims the protection of the safe harbor provided by the Private Securities Litigation Reform Act of 1995. You can identify these forward-looking statements by the use of words like “strategy,” “expects,” “plans,” “believes,” “will,” “estimates,” “intends,” “projects,” “goals,” “targets,” and other words of similar meaning. You can also identify them by the fact that they do not relate strictly to historical or current facts. Forward-looking statements include, but are not limited to, those made in connection with estimates with respect to the future results of operation, financial condition, and the business of the Company which are subject to change based on the impact of various factors that could cause actual results to differ materially from those projected or suggested due to certain risks and uncertainties. These risks and uncertainties include, but are not limited to, changes in general economic conditions, interest rates, deposit flows, loan demand, competition, internal controls, legislation or regulation and accounting principles, policies or guidelines, as well as other economic, competitive, governmental, regulatory and accounting and technological factors affecting the Company’s operations. The Company assumes no obligation to update any forward-looking statements as a result of new information or future events or developments.

Bar Harbor Bankshares
Selected Financial Information
(dollars in thousands except per share data)
(unaudited)

	Period End		1st Quarter Average
Balance Sheet Data	3/31/05	3/31/04	2005	2004
Total assets	$663,937	$616,238	$664,032	$597,803
Total investment securities	163,429	164,494	168,907	163,870
Total loans	457,766	405,559	450,943	392,883
Allowance for loan losses	4,799	5,159	4,830	5,265
Total deposits	384,204	363,981	392,587	335,414
Borrowings	219,063	190,216	209,616	194,233
Shareholders’ equity	54,994	54,101	56,101	53,095

	Three Months Ended
Results Of Operations	3/31/05	3/31/04

Interest and dividend income	$8,541	$7,523
Interest expense	3,230	2,708
Net interest income	5,311	4,815
Provision for loan losses	—	90
Net interest income after provision for loan losses	5,311	4,725

Noninterest income	1,103	1,841
Noninterest expense	4,783	4,597

Pre-tax income	1,631	1,969

Income tax	418	533

Net income	$1,213	$1,436

Earnings per share:
Basic	$0.39	$0.46
Diluted	$0.38	$0.45

Dividends per share	$0.21	$0.20

Return on Average Equity	8.77%	10.88%
Return on Average Assets	0.74%	0.97%
Tier 1 Leverage Capital Ratio	7.80%	8.36%

As of March 31:	2005	2004
Book value per share	$17.86	$17.42
Tangible book value per share	$16.83	$16.41

# # # # #